Exhibit 99.1

For Immediate Release

The McGraw-Hill Companies Names Richard E. Thornburgh to Board of Directors

Vice Chairman of Corsair Capital Brings Significant Capital Markets Experience

NEW YORK, December 7, 2011 – The McGraw-Hill Companies (NYSE:  MHP) today announced it has named Richard E. “Dick” Thornburgh to its Board of Directors.

Mr. Thornburgh, 59, is Vice Chairman of Corsair Capital LLC, a private equity firm focused on investing in the global financial services industry. Before joining Corsair in 2006, Mr. Thornburgh spent the bulk of his executive career with Credit Suisse First Boston (CSFB), the United States-based investment banking arm of Credit Suisse.

“We are delighted to add Dick to our Board,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “He is an accomplished financial services executive whose broad experience in global capital markets and expertise in regulated business will be a tremendous asset to McGraw-Hill as we make progress on our Growth and Value Plan.”

From 2004-2005, Mr. Thornburgh served as Executive Vice Chairman of CSFB. He also served at various points as Chief Financial Officer and Chief Risk Officer for the entirety of Credit Suisse. He began his investment banking career with The First Boston Corporation, a predecessor firm of CSFB, in 1976. He spent 20 years in the investment banking department specializing in financial institutions. During that period he also ran the Los Angeles office in the late 1980s and was the first global head of the Financial Institutions group for CSFB.

He also has played international financial policy roles. Mr. Thornburgh was a member of the Executive Board of Credit Suisse until 2005, served as Chairman of the Securities Industry Association in 2004 and later joined its International Advisory Council, which aimed to provide guidance on World Trade Organization negotiations, United States-European Union market trends and dialogue and other issues affecting international capital markets.

Mr. Thornburgh serves on the Boards of Credit Suisse Group AG and Reynolds American Inc. In addition, he serves on the Executive Committee of the University of Cincinnati Foundation and is on the University of Cincinnati Investment Committee.

Mr. Thornburgh earned a B.B.A. in finance cum laude from the University of Cincinnati and an MBA from Harvard University. He also received an honorary doctorate in commercial science from the University of Cincinnati.

About The McGraw-Hill Companies:
McGraw-Hill announced on September 12, 2011, its intention to separate into two public companies: McGraw-Hill Markets, a leading provider of content and analytics to global financial markets, and McGraw-Hill Education, a leading education company focused on digital learning and education services worldwide.  McGraw-Hill Markets’ leading brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Indices, Platts energy information services and J.D. Power and Associates.  With sales of $6.2 billion in 2010, the Corporation has approximately 21,000 employees across more than 280 offices in 40 countries.  Additional information is available at http://www.mcgraw-hill.com/.

News Media Contacts:

Patti Röckenwagner
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patti_rockenwagner@mcgraw-hill.com

Jason Feuchtwanger
Director, Corporate Media Relations
212-512-3151 (office)
347-419-4169 (cell)
jason_feuchtwanger@mcgraw-hill.com